Exhibit (a)(1)

AMENDED AND RESTATED CERTIFICATE OF TRUST
OF
HPS CORPORATE LENDING FUND

This Amended and Restated Certificate of Trust of HPS Corporate Lending Fund (the “Trust”) is being duly executed and filed by the undersigned, as trustees, to amend and restate the original Certificate of Trust of the Trust which was filed on December 23, 2020 (the “Original Certificate of Trust”) with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Delaware Code § 3801 et seq.) (the “Act”).

The Original Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1.         Name.  The name of the statutory trust formed by this Certificate of Trust is HPS Corporate Lending Fund.

2.        Delaware Trustee.  The name and the address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

3.         Effective Date.  This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee

By:	/s/ David B. Young
Name: David B. Young
Title: Vice President

/s/ Faith Rosenfeld
Faith Rosenfeld, Trustee